Exhibit 99.1

Crown Media Holdings Prices Private Offering of $300 Million of 10.5% Senior Notes due 2019

STUDIO CITY, Calif., June 29, 2011 (BUSINESS WIRE) --

Crown Media Holdings, Inc. (“Crown Media”) announced today the pricing of its previously announced offering (the “Offering”) in a private placement of $300 million in aggregate principal amount of 10.5% senior notes due 2019 (the “Notes”).  The Notes will have an interest rate of 10.5% per annum and will be issued at a price equal to 100 % of their face value. The Notes will be senior unsecured obligations of Crown Media and will be guaranteed by each of Crown Media’s subsidiaries.  The sale of the Notes is expected to close on July 14, 2011, subject to customary closing conditions and subject to the entry by Crown Media into new senior secured credit facilities as previously announced.

Crown Media expects that the net proceeds from the Offering and the new senior secured credit facilities will be used to extinguish obligations under Crown Media’s existing term credit facilities, redeem its preferred stock and for general corporate purposes (including working capital).

The Notes will be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This notice is issued pursuant to Rule 135c of the Securities Act, and is for information purposes only, and it does not constitute an offer to sell the Notes nor a solicitation for an offer to purchase the Notes.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variation of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's most recent 10-K and 10-Q Reports. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SOURCE: Crown Media Holdings, Inc.

IR Focus

Mindy Tucker, 914.725.8128

mindy@irfocusllc.com